Exhibit 6.5

AMENDED SCHEDULE A

(as of 5/24/2022)

PROPERTY

The following properties are owned 100% by RKL:

“Astounding Wolf-Man”

“Battle Pope”

“Brit” “Capes”

“Die!Die!Die!”

“Fire Power”

“Guarding the Globe”

“Invincible”

“Invincible Universe”

“Oblivion Song”

“Outcast”

“Science Dog”

“Super Dinosaur”

“Tech Jacket”

“The Infinite”

“The Walking Dead”